                                     OPTION

THE OPTION REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF SUCH REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION. THIS OPTION MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT UPON COMPLIANCE WITH THE REQUIREMENTS FOR TRANSFER SET FORTH HEREIN.


     This is to certify that, for value received, FMC Corporation ("Holder"), is the registered owner of the Option set forth below, which entitles the Holder, subject to the terms and conditions set forth hereinafter, to purchase shares of Series B Convertible Preferred Stock of Key Technology, Inc., an Oregon corporation ("Key" or the "Company") with attached warrants to purchase Common Stock of the Company, at the "Option Exercise Price" (as defined below).

     This Option is the Option issued in connection with the Agreement between FMC, Key, Advanced Machine Vision Corporation ("AMVC") and KTC Acquisition Corp. ("Sub") dated April 24, 2000, and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged).

     This Option is subject to the following terms and provisions:

     1.   Option to Purchase Shares.
          -------------------------

          This Option, effective at the Effective Time (as defined in the Agreement and Plan of Merger dated February 15, 2000 between AMVC, Sub and Key (the "Merger Agreement")), is issued in exchange for and replaces the Option dated October 14, 1998 granted to FMC by AMVC for the purchase of Class A Common Stock of AMVC, and represents an option to purchase 210,000 Shares of Series B Convertible Preferred Stock of the Company (the "Option Shares"), with an attached redeemable warrant to purchase 52,500 shares of the Company's Common Stock (the "Warrant"). The terms of the Option Shares and the Warrant are attached as Exhibits A and B. The Option Shares with the attached Warrant shall be purchasable during the Option Term (as defined below) for an aggregate exercise price of $2.52 million dollars, subject to adjustment as provided in
Section 10 below (the "Option Exercise Price").

     2.   Option Term.
          -----------

          This Option is effective at the Effective Time and shall expire, unless previously exercised at the close of business on October 14, 2003, or if such day is not a Trading Day, on the immediately following Trading Day (the "Option Term"). This Option is exercisable by presentation and surrender of the original of this Option Certificate to the Company at its principal place of business (the "Option Office"), together with the Notice of Election to Exercise (the "Exercise Notice") attached hereto, duly executed and accompanied by payment to the Company of the Option Exercise Price. If this Option is not exercised on or prior to the expiration of the Option Term it shall become void and all rights in respect thereof shall cease as of such time. For purposes of this Option, "Trading Day" shall mean each Monday, Tuesday,

Wednesday, Thursday and Friday, other than any day on which securities are not traded on the exchange or market where the Company's Common Stock is listed or sold.

     3.   Manner of Exercising Option.
          ---------------------------

          This Option may only be exercised with respect to all or any portion of the Option Shares with the attached Warrant. In order to exercise this Option, the Holder must pay the proportionate amount of the Option Exercise Price for the purchased securities either by full payment in cash or check or wire transfer, or any other form approved by the Board of Directors of the Company at the time of exercise. If the Holder continues to have rights to purchase Option Shares hereunder, the Company shall, within 10 days of the Holder's delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Holder a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

     4.   Absolute Owner.
          --------------

          Prior to due presentment for registration or transfer of this Option, the Company may deem and treat a Holder thereof as the absolute owner of the Option (notwithstanding any notation of ownership or other writing made thereon by anyone other than the Company), for the purpose of any exercise thereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     5.  Issuance of Certificates.
         ------------------------

          Upon surrender of the Notice of Election and payment of the Option Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the Options Shares with the attached Warrant.

     6.  Payment of Taxes and Other Governmental Charges.
         -----------------------------------------------

          The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Option; provided, however, that the Company shall not be required to (a) pay any tax or other governmental charge which may be payable in respect of any transfer involving the transfer and delivery of this Option or the issuance or delivery of certificates for Options Shares with the attached Warrant in a name other than that of FMC or (b) issue or deliver any certificate for Options Shares with the attached Warrant upon the exercise of this Option until any such tax or charge required to be paid under clause (a) shall have been paid, all such taxes or charges being payable by the Holder.

     7.   Reservation of Option Shares.
          ----------------------------

          The Company shall at all times reserve for issuance and delivery upon exercise of this Option such number of Option Shares or other shares of capital stock of the Company as may be issuable from time to time upon exercise of this Option. All such shares shall be duly authorized and, when issued upon such exercise and receipt by the Company of payment in full of the Option Exercise Price, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

     8.   Registration of the Option Shares and the Attached Warrant.
          ----------------------------------------------------------

          The Option Shares and the attached Warrant have been registered under the Securities Act pursuant to a registration statement on Form S-4 (File No. 333-36920) declared effective under the Securities Act (the "Registration Statement"). The Company covenants and agrees:

              (a) it will prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective through the termination of the Option Term or until such earlier time as no options remain outstanding;

              (b) as expeditiously as possible, to register or qualify the Option Shares and the attached Warrant under the securities or "Blue Sky" laws of each jurisdiction in which such registration or qualification is necessary; and

              (c) to pay all expenses incurred by the Company in complying with this Section 8, including, without limitation (A) all registration and filing fees, (B) all printing expenses, (C) all fees and disbursements of counsel and independent public accountants for the Company, (D) all NASD and "Blue Sky" fees and expenses (including fees and expenses of counsel in connection with any "Blue Sky" surveys) and (E) the entire expense of any special audits incident to or required in connection with any such registration.

     9.   Mutilated or Missing Option.
          ---------------------------

          In the event that this Option shall be mutilated, lost, stolen or destroyed, the Company may in its reasonable discretion issue upon the request of a Holder, in exchange for and upon cancellation of any such mutilated option, or in substitution for any such lost, stolen or destroyed option, a new option of like tenor and evidencing the same number of Option Shares with the attached Warrant as were evidenced by such mutilated, lost, stolen or destroyed option, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such option and an indemnity, if requested, reasonably satisfactory to the Company. A Holder shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe. Any such new option shall constitute an original contractual obligation of the Company, whether or not the allegedly mutilated, lost, stolen or destroyed option shall be enforceable by any person at any time thereafter.

     10.  Antidilution Provisions.
          -----------------------

          The Option Exercise Price and the number of Option Shares that may be purchased upon the exercise of this Option shall be subject to change or adjustment from time to time as follows:

          10.1 Stock Splits. If at any time during the Option Term the number of outstanding shares of Series B Convertible Preferred Stock shall have been increased by a subdivision or split-up of shares of such shares, then, on the record date fixed for the determination of holders of Series B Convertible Preferred Stock immediately after the effective date of such subdivision or split-up, the number of shares to be delivered upon exercise of the Option will be appropriately increased so that each Holder thereafter will be entitled to receive the number of shares of Series B Convertible Preferred Stock that such Holder would have owned immediately following such action had such option been exercised immediately prior thereto, and the Option Exercise Price will be appropriately adjusted. The time of occurrence of an event giving rise to an adjustment made pursuant to this Section 10.1 shall be deemed to be the effective date thereof.

          10.2 Combination of Stock. If the number of shares of Series B Convertible Preferred Stock outstanding at any time during the Option Term is decreased by a combination of the outstanding shares of Series B Convertible Preferred Stock, then, immediately after the effective date of such combination, the number of shares of Series B Convertible Preferred Stock to be delivered upon exercise of this Option shall be appropriately decreased so that the Holder of such Option thereafter will be entitled to receive the number of shares of Series B Convertible Preferred Stock that such Holder would have owned immediately following such action had such option been exercised immediately prior thereto, and the Option Exercise Price shall be appropriately adjusted.

          10.3 No Adjustments to Option Exercise Price. No adjustment of the Option Exercise Price in accordance with the provisions of paragraph (a) or (b) above shall be made in an amount of less than $0.01; provided, however, that the amount by which any adjustment is not made by reason of the provisions of this Section shall be carried forward and taken into account at the time of any subsequent adjustment in the Option Exercise Price.

          10.4  Readjustments, Etc.  If an adjustment is made under paragraph
10.1 or 10.2 above, and the event to which the adjustment relates does not occur, then any adjustments in the Option Exercise Price or Option Shares that were made in accordance with such paragraphs shall be adjusted back to the Option Exercise Price and the number of Option Shares that were in effect immediately prior to the record date for such event.

          10.5  No Impairment; Certain Events.


                10.5.1 The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, reclassification, consolidation, merger, sale, lease or transfer of assets, issuance or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 10 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

                10.5.2 If any event occurs as to which the provisions of this
Section 10 are not strictly applicable but with respect to which, in the reasonable good faith opinion of the

Company, an adjustment of the Exercise Price, and the number of Option Shares issuable upon the exercise of the Option, would fairly protect the exercise rights of the Holder in accordance with the basic intent and principles of such provisions or as to which an adjustment pursuant to such provisions, if strictly applied, would not fairly protect the purchase rights of the Holder in accordance with the basic intent and principles of such provisions, then the Company shall make any computation required under this Section 10.5.2 with respect to any such adjustment on a basis consistent with the basic intent and principles established by the provisions of this Section 10, necessary to preserve, without dilution, the exercise rights of the Holder. The Company shall appoint a firm of independent certified public accountants (which may be the regular auditors of the Company) of recognized national standing, which firm shall review the computation of the Company prepared pursuant to this Section
10.5.2 and prepare a report signed by such firm, which shall be provided to the Company and which shall acknowledge that the adjustment calculation prepared by the Company is arithmetically correct. Such report shall be conclusive evidence of the correctness of the computation made under this Section 10.5.2. Upon receipt of such report, the Company shall forthwith cause to be made, or shall act to prevent, the adjustments described in such calculation.

          10.6 Officer's Certificate. Whenever the number of Option Shares that may be purchased upon exercise of the Option is adjusted as required by the provisions of this Option, the Company shall mail to the Holder of such option an officer's certificate indicating the adjusted number of Option Shares that may be purchased upon exercise of the Option and the adjusted Option Exercise Price, determined as herein provided, and setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment.

     11.  Privilege of Stock Ownership.
          ----------------------------

          The Holder of this Option shall not have any of the rights of a shareholder with respect to the Option Shares until such individual shall have exercised the Option and paid the Option Exercise Price. Upon exercise of this Option, such Holder shall for all purposes be deemed to have become the holder of record of the Option Shares and such certificate shall be dated the date upon which the Notice of Election was duly surrendered and payment of the Option Exercise Price (and any applicable transfer taxes or governmental charges pursuant to Section 6 hereof) was made; provided, however, that if the date of such surrender and payment is a date upon which the transfer books of the Company are closed, the Holder shall be deemed to have become the record holder of such Option Shares on, and such certificate shall be dated, the next succeeding Business Day on which the transfer books of the Company are open.
For purposes of this Section, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Oregon or the city in which the office of the transfer agent of the Company is located are authorized or obligated by law or executive order to close.

     12.  Successors and Assigns.
          ----------------------

          The provisions of this Option shall inure to the benefit of, and be binding upon, the successors and assigns of the Company.

     13.  Notices.
          -------

          Any notice required to be given or delivered to the Company under the terms of this Option shall be in writing and addressed to the Company in care of the Corporate Secretary at its principal corporate offices. Any notice required to be given or delivered to a Holder shall be in writing and addressed to such Holder at the address indicated on the Company's records. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by facsimile, or sent by certified, registered or express mail, postage prepaid and shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile or computer transmission, or if mailed, three days after the date of mailing.

          In the event that at any time during the Exercise Period:

          13.1 the Company shall pay any dividend on Common Stock that is payable in stock, or make any distribution (other than regular cash dividends) to the holders of Common Stock;

          13.2 there shall be any capital reorganization or reclassification of the capital stock of the Company; or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

          13.3 there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, the Company will cause to be mailed to the Holder by first-class mail, postage prepaid, addressed to such Holder at the address indicated on the Company's records, (i) at least 10 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or distribution or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, at least 10 days' prior written notice of this date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend or distribution, the date on which a shareholder shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which shareholders shall be entitled to exchange their shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or conversion, as the case may be.

     14.  Governing Law.
          -------------

          The interpretation, performance, and enforcement of this Option shall be governed by the laws of the State of Oregon.

     15.  Headings.
          --------

          The headings of sections of this Option have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

     16.  Amendments.
          ----------

          This Option may be amended only by the written consent of the Company and the written consent of the Holder.

     17.  Severability.
          ------------

          If any provision of this Option is held to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible and such invalidity, illegality or unenforceability will not affect any other provision of this Option.

     18.  Entire Agreement.
          ----------------

          This Option constitutes the entire agreement of the parties with respect to the specific subject matter hereof and supersedes in their entirety all prior agreements or understandings between the parties hereto with respect to such subject matter.

          IN WITNESS WHEREOF, the Company has caused this Option Certificate to be duly executed by its Chief Executive Officer and President and its Secretary


                         KEY TECHNOLOGY, INC.



                         By  /s/ Thomas C. Madsen
                            -------------------------
                             Thomas C. Madsen
                             Chief Executive Officer
                             and President

                     NOTICE OF ELECTION TO EXERCISE OPTION



          Pursuant to the Option (the "Option ") dated __________, 2000 granted to FMC CORPORATION ("Optionee") by KEY TECHNOLOGY, INC., an Oregon corporation (the "Company"), and pursuant to which Optionee was granted an option to purchase up to 210,000 Shares of Series B Convertible Preferred Stock of the Company (the "Option Shares"), with an attached redeemable warrant to purchase 52,500 shares of the Company's Common Stock (the "Warrant"), Optionee hereby gives notice of its election to exercise the Option with respect to ______ Option Shares with the attached redeemable Warrant at an exercise price of $______. A check in the amount of the exercised price is enclosed.

          Dated:  ______________, _____



                    Optionee:       FMC CORPORATION


                                    By ____________________________